Transcat Announces Fiscal 2005
First Half and Second Quarter Results;

First Half and Second Quarter Revenues Rise 5%

ROCHESTER, NY – November 1, 2004 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its fiscal year 2005 first half and second quarter ended September 25, 2004.

Fiscal 2005 First Half and Second Quarter Highlights

•	Fiscal year 2005 net sales increased 5.0% to $12.5 million in the second quarter and 5.0% to $25.7 million in the first half.

•	Operating income for the fiscal year 2005 second quarter increased $0.4 million to $0.1 million from the fiscal year 2005 first quarter but declined from the prior year second quarter in which $0.3 million in manufacturer rebates were earned.

•	The net loss for the fiscal year 2005 second quarter was $0.1 million, or $0.01 per share, as compared with net income of $0.4 million, or $0.05 per share on a fully diluted basis, in the prior year second quarter. Prior year results included recognition of a $0.2 million tax benefit and a swing of $0.1 million for Canadian currency translation effects.

•	Distribution products — Net sales increased 9.0% to $8.3 million from $7.6 million in the fiscal year 2005 second quarter on increased order rates; backorders remained stable; and the gross profit ratio decreased 6.6 points. Consistent with first quarter results, the margin ratio declined due to increased year-over-year promotional allowances and increased sales in lower margin channels. In addition, a significant manufacturer rebate in the second quarter of fiscal year 2004 contributed to 3.8 points of margin decline in the current quarter.

•	Calibration services — Net sales declined $0.1 million, or 2.3%, from the prior year fiscal second quarter. The gross profit ratio decreased 4.8 points resulting from increased spending and lower revenue.

•	Operating expenses decreased $0.4 million when compared to the prior year second quarter as a result of the benefits of cost control initiatives.

Operations Review

Commenting on the fiscal year 2005 second quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “We are pleased with the growth in product sales during the fiscal 2005 first half and second quarter, which were in line with our previously stated expectations.

“We believe the mailing of the industry recognized 2004 Transcat Master Catalog, cross-selling to our calibration customers, and our focus on expanding our presence in additional market segments in the process calibrator market will continue to produce growth in this segment. In keeping with our strategic plan, we continue to expect growth for product sales to be in the single-digit range for the second half of fiscal 2005.

Calibration services results were 2% below the fiscal 2004 second quarter. We are continuing our focus on gaining new customers. Our goal is to have Transcat calibration services become an integral component of a customer’s strategic supplier network that supports and enhances their manufacturing, quality and productivity programs. Because this is a strategic initiative for many of our current and targeted customers, we anticipate considerable variation in time-to-adoption.

“Calibration services revenue can be significantly affected by the timing of new customer business and prior year comparisons in any quarter could vary widely. We continue to make capital, personnel, and systems technology investments in our calibration services that will result in sustained growth over time.”

Looking Ahead

Mr. Sassano continued: “As we have previously stated, we expect to increase revenues in fiscal year 2005 in both the distribution products and calibration services business segments. We also expect to modestly increase our gross margin ratio, which will be primarily driven off the leverage of increased calibration services revenue, and maintain control of our operating expenses. We believe this will deliver profitable results to our shareholders.”

Fiscal 2005 First Half and Second Quarter Financial Highlights

For the first six months of fiscal year 2005, net sales were $25.7 million, an increase of $1.2 million, or 5.0%, compared with net sales of $24.5 million for the first six months of fiscal year 2004. Distribution product net sales for the first six months were $17.2 million, an increase of $1.6 million, or 10.0%, compared with net sales of $15.6 million for the first six months of fiscal year 2004. Calibration services net sales for the first six months of fiscal year 2005 were $8.5 million, a decrease of $0.3 million, or 3.8%, compared with net sales of $8.9 million for the first six months of fiscal year 2004.

For the fiscal year 2005 second quarter, net sales were $12.5 million, an increase of $0.6 million, or 5.0%, compared with net sales of $11.9 million during the fiscal year second quarter. Distribution product net sales for the second quarter were $8.3 million, an increase of $0.7 million, or 9.0%, compared with net sales of $7.6 million for the second quarter of fiscal year 2004. Calibration services net sales for the second quarter of fiscal year 2005 were $4.2 million, a decrease of $0.1 million, or 2.3%, compared with net sales of $4.3 million for the second quarter of fiscal year 2004.

The net loss for the first six months of fiscal year 2005 was $0.5 million, or $0.08 per share, as compared with net income of $0.5 million, or $0.08 per share on a fully diluted basis, in the first six months of fiscal year 2004. The net loss for the fiscal year 2005 second quarter was $0.1 million, or $0.01 per share, as compared with net income of $0.4 million, or $0.05 per share on a fully diluted basis, for the fiscal year 2004 second quarter.

Other Events

The Company also announced the amendment and extension of its senior debt agreement with GMAC Commercial Finance LLC (“GMAC”). The amendment includes a new $2.0 million term loan, provisions for a capital expenditure term loan, financial covenants, and the reduction of overall loan costs. The amended and extended senior debt agreement provides both improved working capital and long-term capital to support the Company’s anticipated growth for years to come.

Commenting on this agreement, Charles P. Hadeed, Transcat’s Chief Operating Officer, Vice President-Finance, and Chief Financial Officer, commented: “The improvements we made during fiscal year 2004 to position our Company for long-term, sustainable profitability and growth have enabled us to amend and extend this long-term credit facility. This is an important step for our Company and results directly from the commitment, dedication, resolve and hard work of our talented employees during the past year.”

The Company also announced it has engaged BDO Seidman, LLP (“BDO”) as the Company’s new independent public accountants, replacing PricewaterhouseCoopers LLP (“PWC”).

The appointment of BDO was approved by Transcat’s Audit Committee. During the fiscal years ended March 27, 2004 and March 31, 2003 and the subsequent interim period through June 26, 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PWC’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s financial statements for such periods. The Company has filed a Form 8-K with the Securities and Exchange Commission noting the change in auditor status.

Commenting on the appointment of BDO Seidman, Mr. Hadeed said: “We are pleased to engage BDO Seidman as independent auditors for Transcat as we believe they possess the requisite base of industry experience required by our operations and our strategic focus on distribution and calibration solutions. We also believe that BDO will prove to be an excellent fit for Transcat as far as their fee structures, the scope of their services, and their ability to fully serve the needs of a company of our size.

BDO Seidman, LLP is a national professional services firm providing assurance, tax, financial advisory and consulting services to private and publicly traded businesses. As an independent member firm of BDO International, BDO Seidman serves clients by leveraging a global distribution network of resources comprised of nearly 600 member firm offices in 99 countries.

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 12,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke, Hart Scientific, Agilent, Ametek, GE-Druck, and Tektronix. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of this instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 9,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

- Statistical Tables Follow -

TRANSCAT, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September	September	September	September
	25, 2004	27, 2003	25, 2004	27, 2003
Product Sales	$8,309	$7,620	$17,189	$15,632
Service Sales	4,179	4,276	8,521	8,859

Net Sales	12,488	11,896	25,710	24,491

Cost of Products Sold	6,463	5,427	13,271	11,389
Cost of Services Sold	3,116	2,986	6,404	6,420

Total Cost of Products and Services Sold	9,579	8,413	19,675	17,809

Gross Profit	2,909	3,483	6,035	6,682

Selling, Marketing, and Warehouse Expenses	1,702	1,984	3,806	4,154
Administrative Expenses	1,124	1,283	2,418	2,122

Total Operating Expenses	2,826	3,267	6,224	6,276

Operating Income (Loss)	83	216	(189)	406

Interest Expense	73	64	145	143
Other Expense (Income)	103	(34)	187	(105)

Total Other Expense	176	30	332	38

(Loss) Income Before Income Taxes	(93)	186	(521)	368
Benefit for Income Taxes	—	(169)	—	(162)

Net (Loss) Income	$(93)	$355	$(521)	$530

Basic (Loss) Earnings Per Share	$(0.01)	$0.06	$(0.08)	$0.09
Average Shares Outstanding (in thousands)	6,372	6,255	6,349	6,234
Diluted (Loss) Earnings Per Share	$(0.01)	$0.05	$(0.08)	$0.08
Average Shares Outstanding (in thousands)	6,372	6,726	6,349	6,624

Certain reclassifications of prior year fiscal quarter and six months financial information have been made to conform to current fiscal quarter and six months presentation.

TRANSCAT, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September	March
	25, 2004	27, 2004
ASSETS
Current Assets:
Cash	$185	$547
Accounts Receivable, less allowance for doubtful accounts of $42 and $51 as of September 25, 2004 and March 27, 2004, respectively	5,906	8,044
Other Receivables	11	64
Finished Goods Inventory, net	4,636	3,736
Income Taxes Receivable	—	144
Prepaid Expenses and Deferred Charges	1,035	696

Total Current Assets	11,773	13,231
Property, Plant and Equipment, net	1,953	2,025
Capital Leases, net	147	181
Goodwill	2,524	2,524
Deposits and Deferred Charges	90	171
Other Assets	260	253

Total Assets	$16,747	$18,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,835	$4,139
Accrued Payrolls, Commissions and Other	1,201	1,620
Income Taxes Payable	100	100
Deposits	57	57
Current Portion of Term Loan	250	668
Current Portion of Capital Lease Obligations	62	49
Revolving Line of Credit	5,279	6,441

Total Current Liabilities	11,784	13,074
Capital Lease Obligations, less current portion	90	134
Deferred Compensation	198	205
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	13,616	14,957

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,415,792 and 6,352,968 shares issued as of September 25, 2004 and March 27, 2004, respectively; 6,296,434 and 6,233,610 shares outstanding as of September 25, 2004 and March 27, 2004, respectively	3,208	3,176
Capital in Excess of Par Value	3,360	3,235
Warrants	518	518
Unearned Compensation	(39)	(23)
Accumulated Other Comprehensive Loss	16	(67)
Retained Deficit	(3,479)	(2,958)
Less: Treasury Stock, at cost, 119,358 shares	(453)	(453)

Total Stockholders’ Equity	3,131	3,428

Total Liabilities and Stockholders’ Equity	$16,747	$18,385

Certain reclassifications of prior year fiscal quarter and six months financial information have been made to conform to current fiscal quarter and six months presentation.

TRANSCAT, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Six Months Ended
	September	September
	25, 2004	27, 2003
Cash Flows from Operating Activities:
Net (Loss) Income	$(521)	$530
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	728	833
Provision for Doubtful Accounts Receivable and Returns	(9)	(72)
Common Stock Expense	27	11
Amortization of Unearned Compensation	98	—
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	2,200	560
Inventories	(900)	(374)
Income Taxes Receivable / Payable	144	315
Prepaid Expenses, Deferred Charges, and Other	(473)	(415)
Accounts Payable	696	(83)
Accrued Payrolls, Commissions, and Other	(419)	(467)
Deferred Compensation	(7)	87

Net Cash Provided by Operating Activities	1,564	925

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(414)	(237)

Net Cash Used in Investing Activities	(414)	(237)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,162)	(354)
Payments on Term Loan	(418)	(417)
Payments on Capital Lease Obligations	(31)	—
Issuance of Common Stock	16	—

Net Cash Used in Financing Activities	(1,595)	(771)

Effect of Exchange Rate Changes on Cash	83	71

Net Decrease in Cash	(362)	(12)
Cash at Beginning of Period	547	114

Cash at End of Period	$185	$102

Certain reclassifications of prior year fiscal quarter and six months financial information have been made to conform to current fiscal quarter and six months presentation.

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